MONTEAGLE FUNDS

MULTIPLE CLASS PLAN

with respect to Monteagle Opportunity Equity Fund

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Multiple Class Plan (the “Plan”) sets forth the method for allocating fees and expenses among each class of shares (each, a “Class,” and collectively, the “Classes”) in Monteagle Opportunity Equity Fund (the “Fund”), a series of MONTEAGLE FUNDS (the “Trust”). In addition, the Plan sets forth the maximum initial sales charges, contingent deferred sales charges (“CDSCs”), shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each Class of shares of the Fund.

The Trust is an open-end diversified management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. The Trust hereby elects to offer multiple Classes of shares of the Fund pursuant to the provisions of Rule 18f-3 and the Plan.

SECTION 1. Rights and Obligations.

Except as set forth herein, all Classes of shares issued by the Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the Classes of shares relates solely to the following: (a) each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan; (b) each Class may bear a different identifying designation; (c) each Class has exclusive voting rights with respect to matters solely affecting such Class (except as set forth in Section 6 below); (d) each Class may have different redemption or exchange fees and exchange privileges; and (e) each Class may provide for the automatic conversion of that Class into another Class.

SECTION 2. Class Arrangements.

The following summarizes the maximum initial sales charges, CDSCs, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each Class of shares of the Fund. Additional details and restrictions regarding such fees and services are set forth in the Fund’s current Prospectus and Statement of Additional Information. The Fund may offer the following Classes of shares:

(a)

Investor Share Class.

1.

Maximum Initial Sales Charge: None.

2.

Contingent Deferred Sales Charge: None.

3.

Maximum Annual Rule 12b-1 Distribution Fee: None.

4.

Maximum Annual Shareholder Servicing Fee: 0.70% of the Fund’s average daily net assets.

5.

Conversion Features: None.

6.

Exchange Privileges: As described in the current Prospectus for the Fund.

7.

Redemption Fees: None.

(b)

Institutional Share Class.

1.

Maximum Initial Sales Charge: None.

2.

Contingent Deferred Sales Charge: None.

3.

Maximum Annual Rule 12b-1 Distribution Fee: None.

4.

Maximum Annual Shareholder Servicing Fee: 0.20% of the Fund’s average daily net assets.

5.

Conversion Features: None.

6.

Exchange Privileges: As described in the current Prospectus for the Fund.

7.

Redemption Fees: None.
SECTION 3. Allocation of Expenses.

(a)

Class Expenses.

Each Class of shares may be subject to different Class expenses (collectively, “Class Expenses”) consisting of:

1.

Front-end sales charges of CDSCs;

2.

Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class;

3.

Transfer agency and other recordkeeping costs to the extent allocated to a particular Class;

4.

SEC and blue sky registration fees incurred separately by a particular Class.

5.

Litigation or other legal expenses relating solely to a particular Class;

6.

Printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class;

7.

Expenses of administrative personnel and services as required to support the shareholders of a particular Class;

8.

Audit or accounting fees or expenses relating solely to a particular Class;

9.

Director fees and expenses incurred as a result of issues relating solely to a particular Class; and

10.

Any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees.

(b)

Other Expenses.

Except for the Class Expenses discussed above (which will be allocated to the appropriate Class), all expenses incurred by the Fund will be allocated in accordance with Rule 18f-3(c) under the 1940 Act.

(c)

Waiver and Reimbursement of Expenses.

The investment adviser to the Fund and any other provider of services to the Fund may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

SECTION 4. Allocation of Income.

The Fund will allocate income and realized, and unrealized capital gains and losses based on the relative net assets of each Class of shares.

SECTION 5. Exchange Privileges.

Holders of Investor Class shares and Institutional Class shares shall have such exchange privileges as are set forth in the Prospectus for such Class.

SECTION 6. Conversions.

Shares of one Class are not convertible into shares of another Class.

SECTION 7. Board Review.

The Board of Trustees of the Trust shall review the Plan as it deems necessary. Prior to any material amendment(s) to the Plan with respect to any of the Fund’s shares, the Trust’s Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each Class of shares of the Fund individually and as the Fund as a whole. Except as so provided, no amendment to the Plan shall be required to be approved by the shareholders of any Class of shares of the Fund. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

Adopted by the Board of Trustees: January 16, 2019

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